EXHIBIT 5.1




                                December 8, 1995



     McDonald's Corporation
     One McDonald's Plaza
     Oak Brook, IL 60521

     Ladies and Gentlemen:

     A Registration Statement on Form S-3 ("Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to the proposed offering of 150,000 shares (the "Shares") of common stock, without par value ("Common Stock"), of McDonald's Corporation (the "Company") pursuant to the terms of the Company's Non-Employee Director Stock Option Plan (the "Plan").

     In my capacity as Executive Vice President, General Counsel and Secretary, I have examined and am familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended and restated, its By-Laws, and minutes of directors' and shareholders' meetings, and other documents (including the Plan and any amendments thereto), which I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

     Based on the foregoing, it is my opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, when issued pursuant to the Plan, will be legally issued, fully paid and non-assessable.

     I consent to the inclusion of this opinion as an exhibit to the Registration Statement referred to above and to the reference to me in the Registration Statement.

                                Very truly yours,

                                /s/ Shelby Yastrow
                                ---------------------
                                Shelby Yastrow